UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

August 23, 2012
Date of Report (Date of earliest event reported)

RDA HOLDING CO.
(Exact name of registrant as specified in its charter)

Delaware	333-170143-07	37-1537045
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

750 Third Avenue, New York, NY	10017
(Address of principal executive offices)	(Zip Code)

(646) 293-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously disclosed, we have been involved in consent negotiations with the Federal Trade Commission ("FTC") following a Civil Investigative Demand it issued in April 2010, regarding the marketing of the Ab Circle Pro fitness product, to Direct Entertainment Media Group, Inc. ("DEMG"), a subsidiary of The Reader's Digest Association, Inc. (“RDA”), as well as certain third parties involved in the manufacture and promotion of the product.  The FTC alleged that testing done for the Ab Circle Pro fitness product did not substantiate certain claims made in infomercials that marketed the product. DEMG provided its initial responses by August 23, 2010 and had not heard from the FTC until June 2011, at which time the FTC indicated it would seek authority to enter into consent negotiations regarding the terms of a Consent Order.  On October 5, 2011, the FTC indicated that it had received authority from the Bureau of Consumer Protection to enter into consent negotiations in an effort to amicably resolve the investigation.

On August 23, 2012, it was announced that DEMG and Direct Holdings Americas Inc. (“DHA”), a former subsidiary of RDA that was sold on July 2, 2012, have reached a settlement of all legal proceedings with the FTC on the FTC’s allegations regarding the marketing campaign for the Ab Circle Pro fitness product, under a Consent Order that provides for injunctive relief and consumer redress. RDA, as the parent company, was named in the Consent Order as a relief defendant. Under the terms of the settlement, none of the parties have admitted any wrongdoing or liability.

Pursuant to the Consent Order, RDA, DEMG and DHA have agreed to pay between approximately $13.8 million and $23.8 million for consumer redress. As the parent company of DEMG and former parent company of DHA, RDA will be responsible for payment of the settlement amount but will not be subject to the injunctive provisions of the Consent Order. In light of the discontinuation of the operations of DEMG and the sale of DHA, the injunctive provisions of the Consent Order are not expected to materially impact RDA’s future marketing activities.

The settlement requires payment of $5 million within 5 days of the entry of the consent order, another $5 million within 180 days of the entry of the consent order, and $3.8 million within 270 days of the entry of the consent order. In addition, the order requires a payment of up to an additional $10 million, payable within 365 days of the entry of the consent order, such amount to be determined based on the consumer refund claims received by the FTC. Upon a failure to make any payment when due, a judgment in the amount of $31.7 million (less any amounts previously paid) would become immediately due and payable.

No cash reserve has been established for the settlement; however, the liability has been accrued in accordance with appropriate accounting standards.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release dated August 23, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RDA Holding Co.

/s/ Andrea Newborn
Name: Andrea Newborn
Title: Senior Vice President, General Counsel and Secretary
Date: August 23, 2012

EXHIBIT INDEX

Exhibit No.    Description

99.1        Press Release, dated August 23, 2012.